                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                    DIPLOMAT DIRECT MARKETING CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                                     N/A
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

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

        DIPLOMAT direct
        ------------------------
          MARKETING CORPORATIOIN
                   NASDAQ (DIPL)

         PROXY STATEMENT
         JULY 27, 1999

                     DIPLOMAT DIRECT MARKETING CORPORATION
                               414 ALFRED AVENUE
                           TEANECK, NEW JERSEY 07666

        ----------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
        ----------------------------------------------------------------

TIME                          10:00 a.m., EST, on Tuesday, August 10, 1999

PLACE                         Diplomat Direct Marketing Corporation
                              414 Alfred Avenue
                              Teaneck, New Jersey

ITEMS OF BUSINESS             o  To elect members of the Board of Directors
                              o  To approve the 1-for-5 reverse common stock split
                              o  To approve changing our name to StyleSite Marketing, Inc.
                              o  To approve an increase in the size of our board to nine members
                              o  To approve an increase in our November 1996 Stock Option Plan
                              o  To ratify the appointment of BDO Seidman, LLP as our auditors for the next year
                              o  To approve the conversion and exchange offer to our preferred stockholders
                              o  To transact such other business as may properly come before the meeting

RECORD DATE                   Holders of voting shares of record at the close of business, July 21, 1999, are entitled to vote at the meeting.

ANNUAL REPORT                 Our Annual Report for 1998 is enclosed.

PROXY VOTING                  It is important that your shares be represented and voted at the meeting. Please mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose. You may revoke your proxy in the manner described in the accompanying proxy statement at any time prior to the meeting.

       July 27, 1999          WARREN H. GOLDEN
                              President and Chief Executive Officer

                               TABLE OF CONTENTS

                                                                                                              PAGE
PROXY STATEMENT............................................................................................     1
  Annual Meeting Admission.................................................................................     1
  Proxies..................................................................................................     1
  Stockholders Entitled to Vote............................................................................     1
  Required Vote............................................................................................     1
  Cost of Proxy Solicitation...............................................................................     2
  Dissenter's Rights.......................................................................................     2
  Section 16(a) Beneficial Ownership Reporting Compliance..................................................     2
  Relationship with Independent Public Accountants.........................................................     2

GOVERNANCE OF DIPLOMAT.....................................................................................     2
  Committees of the Board of Directors.....................................................................     3
  Compensation of Directors................................................................................     3
  Compensation Committee Interlocks and Insider Participation..............................................     3

ELECTION OF DIRECTORS......................................................................................     3
  Voting...................................................................................................     3
  Nominees.................................................................................................     4

PROPOSALS..................................................................................................     5
  Proposal to Approve 1-for-5 Reverse Common Stock Split...................................................     5
  Proposal to Approve Name Change to StyleSite Marketing, Inc..............................................     7
  Proposal to Increase the Size of Our Board of Directors to Nine Members..................................     7
  Proposal to Approve an Increase in Our November 1996 Stock Option Plan...................................     8
  Proposal to Ratify the Appointment of BDO Seidman, LLP as Our Independent Certified Public Accountants...     9
  Proposal to Approve the Conversion and Exchange Offer to Our Preferred Stockholders......................     9

EXECUTIVE COMPENSATION.....................................................................................    11
  Executives' Compensation Policies........................................................................    11
  Summary Compensation Table...............................................................................    12
  Option Grants in Last Fiscal Year........................................................................    12
  Fiscal Year End Option Values............................................................................    13
  Employment Agreements....................................................................................    13
  Stock Option Plans.......................................................................................    14
  Employee Benefit Plans...................................................................................    15
  Performance Graph........................................................................................    16
  Share Ownership of Management and Directors..............................................................    16
  Certain Transactions.....................................................................................    18

OTHER MATTERS..............................................................................................    21
  Stockholder Proposals....................................................................................    21
  Forms 10-K and 10-Qs Filed with the Securities and Exchange Commission...................................    21
  Financial Statements.....................................................................................    21

                                PROXY STATEMENT

ANNUAL MEETING ADMISSION

     These proxy materials are being furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the 1999 Annual Meeting of Stockholders and at any meeting following adjournment thereof.

     The Annual Meeting will be held on August 10, 1999, beginning at 10:00 a.m., EST, at our executive offices at 414 Alfred Avenue, Teaneck, New Jersey.

     This Proxy Statement and accompanying forms of proxy and voting instructions are being mailed on or about July 30, 1999 to holders of our voting shares on the record date, which is July 21, 1999.

PROXIES

     Your vote is important. Because many stockholders can not personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Stockholders of record may vote their shares by marking, signing, dating and mailing their proxies in the postage-paid envelope provided. Proxies may be revoked at any time before they are exercised by written notice to our Secretary, by timely delivery of a properly executed, later-dated proxy or by voting by ballot at the Annual Meeting.

     All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in those proxies. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY EXECUTED PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

     If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to the best judgment to the same extent as the person signing the proxy would be entitled to vote. At this date this proxy statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

STOCKHOLDERS ENTITLED TO VOTE

     Holders of record of our voting shares at the close of business on July 21, 1999, the record date, are entitled to notice of and to vote at the Annual Meeting. On July 21, 1999, there were 16,696,414 shares of common stock outstanding. There were also issued and outstanding Series B and C Preferred Stock which have aggregate voting rights equal to 3,500,285 shares of common stock. The common stock and the Series B and C Preferred Stock are referred to as the voting shares. Each voting share is entitled to one vote on each matter properly brought before the Annual Meeting.

     A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting on August 10, 1999, and for 10 days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m. at the office of the transfer agent, North American Transfer Company, at 147 West Merrick Road, Freeport, New York 11520.

REQUIRED VOTE

     The presence, in person or by proxy, of the holders of a majority of the voting shares entitled to be cast by stockholders entitled to vote generally at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     The affirmative vote by the holders of the majority of the voting shares present in person or represented by proxy is required to elect the directors.

     The affirmative vote by the holders of the majority of the voting shares outstanding as of the record date is required to approve:

     o the 1-for-5 reverse common stock split,

     o the change of our name to StyleSite Marketing, Inc., and

     o the increase in the size of our board.

     The affirmative vote by the holders of the majority of the voting shares present in person or represented by proxy is required to

     o ratify the appointment of BDO Seidman as the independent auditors for the next fiscal year,

     o approve an increase in the number of shares reserved for issuance under our November 1996 Stock Option Plan, and

     o approve the conversion and exchange offer to our preferred stockholders.

     Abstentions and broker "non-votes" will have the same effect as a vote against any proposal.

COST OF PROXY SOLICITATION

     We will pay for the cost of soliciting proxies. Proxies may be solicited by our directors or executive officers in person or by telephone, facsimile or electronic transmission. We have not engaged a third party proxy solicitor.

     In accordance with rules of the SEC, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of voting shares.

DISSENTER'S RIGHTS

     Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to any of the proposals in this proxy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on our records and other information, we believe that no officers, directors, beneficial owner of more than ten percent of any class of our equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or any other person subject to Section 16 of the Exchange Act with respect to Diplomat, failed to file on a timely basis reports required by
Section 16(a) of the Exchange Act during the most recent fiscal year, which ended September 30, 1998.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has reappointed BDO Seidman, LLP as the independent public accounting firm to audit our financial statements for the fiscal year beginning October 1, 1998 and ending September 30, 1999.

     Representatives of BDO Seidman will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

                             GOVERNANCE OF DIPLOMAT

     Pursuant to the Delaware General Corporation Law, as implemented by our Certificate of Incorporation and By-Laws, our business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with our Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board.

     The Board of Directors met once during fiscal 1998 and acted on numerous matters by written consent.

COMMITTEES OF THE BOARD OF DIRECTORS

     We have three formal committees; the Audit Committee, which consists of David Abel, Howard B. Katz and, as special advisor, Mark J. McSweeney; the Compensation Committee, which consists of Robert M. Rubin, Howard Katz and David Abel; and the Corporate Governance Compliance Committee, which consists of Warren H. Golden and Robert M. Rubin. We do not currently have a stock option committee or a nominating committee.

     The functions of the Audit Committee include: (i) recommending for approval by the Board of Directors a firm of certified public accountants whose duty it will be to audit our financial statements for the fiscal year in which they are appointed, and (ii) to monitor the effectiveness of the audit effort, our internal financial and accounting organization and controls and financial reporting. The Audit Committee will also consider various capital and investment matters.

     The Compensation Committee is responsible for establishing compensation arrangements for officers and directors, reviewing benefit plans and administering each of our stock option plans.

     The Corporate Governance Compliance Committee is responsible for reviewing us on an ongoing basis regarding compliance with the corporate governance standards, including Nasdaq rules and standards.

     The Board of Directors does not have a standing nominating committee. Nominations for election to the Board of Directors may be made by the Board of Directors, or by any shareholder entitled to vote for the election of directors.

     The Audit, Compensation and Corporate Governance Compliance Committees did not meet during fiscal 1998.

COMPENSATION OF DIRECTORS

     We have not paid and do not presently propose to pay compensation to any director for acting in such capacity, except for the grant of options described below and nominal sums for attending meetings and reimbursement for reasonable out-of-pocket expenses in attending those meetings.

     In May 1997, we issued to Howard Katz and Wesley C. Fredericks, Jr. options to purchase up to 50,000 shares and 100,000 shares of common stock, respectively. The options are exercisable at $2.38 per share and terminate in 2001. We issued David Abel options to purchase 100,000 shares of Common Stock at $1.00 per share which options terminate in May 2003. The options were granted in connection with each of Messrs. Katz, Fredericks and Abel agreeing to serve on the Board of Directors. Mr. Fredericks resigned as a director effective
December 31, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our Compensation Committee is a current or former officer or employee of Diplomat. Robert Rubin, a member of the Compensation Committee, has made substantial equity and debt investments in Diplomat, has personally guaranteed a portion of the First Source loan facility, was a controlling stockholder of Lew Magram, Ltd. immediately prior to the acquisition of Lew Magram by Diplomat, and has a consulting agreement with Diplomat.

                             ELECTION OF DIRECTORS

VOTING

     Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees below. If any nominee is unable or unwilling to serve as a nominee for the office of director at the time of the Annual Meeting, the proxies may be voted for either (i) a substitute nominee who shall be designated by the proxy holders or by the Chairman of the Board to fill such vacancy, or
(ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly. We expect each nominee for election as a Director at the Annual Meeting to be able to serve if elected. Stephanie Sobel resigned as a director on July 13, 1999 and declined to stand for re-election due to personal reasons. The Board has not identified a substitute nominee as of the date of the mailing of this Proxy Statement and may designate a substitute nominee at the time of the Annual Meeting, reduce the size of the Board, or leave the seat vacant until such time as the Board fills the vacancy.

NOMINEES

     Below is certain information regarding the nominees. Information about the nominees' ownership in Diplomat can be found on page 16.

     ROBERT M. RUBIN has served as a Director since June 1992 and has been Chairman since November 1996. Since December 5, 1995, Mr. Rubin has been a Director of Help at Home, Inc., a public company engaged in the business of providing homemaker and general housekeeping services to elderly and disabled persons at home. Since 1997, Mr. Rubin has been Chairman of the Board of IDF International, Inc., a company that specializes in civil engineering for federal and state government projects. In October 1996, Mr. Rubin became a director of Med-Emerg International Inc., an operator of nursing homes and related healthcare services. Mr. Rubin has served as a Director of Western Power and Equipment Corporation, a construction equipment distributor, since November 20, 1992. Between November 20, 1992 and March 7, 1993, Mr. Rubin served as Chief Executive Officer of Western Power. Since October 1990, Mr. Rubin has served as the Chairman of the Board and Chief Executive Officer of American United Global Inc., a telecommunications and software company. Mr. Rubin was formerly a Director and Vice Chairman, and is a minority stockholder of American Complex Care, Incorporated, a public company which provided on-site health care services, including intradermal infusion therapies. In April 1995, the principal operating subsidiaries of American Complex petitioned in the Circuit Court of Broward County, Florida for an assignment for the benefit of creditors. Until 1997, Mr. Rubin was also Chairman, Chief Executive Officer and a principal stockholder of ERD Waste Corp., a public company specializing in the management and disposal of municipal solid waste, industrial and commercial nonhazardous solid waste and hazardous waste. In September 1997, ERD Waste Corp. filed for protection under Chapter 11 of the Bankruptcy Code. Age: 58

     WARREN H. GOLDEN was appointed our Chief Executive Officer and President in May 1999 and had been Executive Vice President, Chief Operating Officer and a Director of Diplomat since February 1998. Mr. Golden had been with Lew Magram since 1991 as its Executive Vice President. From 1989 to 1991, Mr. Golden was with S.C. Corporation, most recently as President. From 1983 to 1989, he was Vice President of Operations, Chief Financial Officer and Treasurer of Honeybee, Inc. Prior thereto, Mr. Golden was Senior Vice President, Operations and Control, for Plymouth Shops, a New York apparel retailer. Mr. Golden is a graduate of Long Island University. Age: 57

     JULIA ARYEH has been the Chief Strategic Officer since February 1999 and was appointed Secretary and Director in May 1999. From 1996 through February 1999, Ms. Aryeh was a Vice President of Investment Banking at Josephthal and Co. Inc. where she acted as our financial advisor from April 1998 until joining Diplomat. Prior to Josephthal, Ms. Aryeh practiced securities and corporate law at the law firm of Shereff Friedman Hoffman & Goodman LLP from January 1995 through January 1996. Prior to that Ms. Aryeh practiced securities law at the law firm of Kelly Drye & Warren from July 1992 through December 1994. Age: 32

     STUART A. LEIDERMAN was appointed as Divisional President of Ecology Kids, Inc. in October 1998. Prior to that he served as Executive Vice President of Sales and Marketing since July 1989, and has been a Director of Diplomat since June 1992. From 1985 to 1989, Mr. Leiderman was a Divisional Vice President for Hasbro, Inc., Playskool Baby Division, a company engaged primarily in the development, sales and marketing of toys. Age: 55

     HOWARD B. KATZ has been a Director since October 1996. Mr. Katz has been Executive Vice President of American United Global, Inc. since April 15, 1996. From December 1995 through April 15, 1996, Mr. Katz was a consultant for National Fiber Network, a fiber optics telecommunications company, and from January, 1994 through December, 1995 held various executive positions, including Chief Financial Officer with National Fiber. From January 1991 through December 1993 Mr. Katz was the President of Katlaw

Construction Corporation, a company that provides general contractor services to foreign embassies and foreign missions located in the United States. Age: 56

     DAVID ABEL has been a Director since May 1998. Mr. Abel has been president of United Realty since its inception in 1972, an industrial and commercial real estate company. Mr. Abel has served as a director of numerous companies, and is currently a director of M.S. Farrell Holdings, Inc. and Innapharma, Inc.
Mr. Abel is a member of the Society of Industrial Realtors and The Commercial Industrial Brokers Society. Mr. Abel received his BA from the Bernard Baruch School of Business in 1962. Age: 57

                                   PROPOSALS
                               PROPOSAL NUMBER 1
             PROPOSAL TO APPROVE 1-FOR-5 REVERSE COMMON STOCK SPLIT

     On July 20, 1999, the Board of Directors approved an amendment to our Certificate of Incorporation to effect a 1-for-5 reverse stock split of the issued and outstanding shares of our common stock. The amendment will increase the par value of our common stock to $0.0005 from $0.0001 but will not change the number of authorized shares of our common stock.

     The proposed amendment would amend the first paragraph of Article 4 of our Certificate of Incorporation to read as follows:

          "4. Authorized Capital. The aggregate number of shares of which the Corporation shall have authority to issue is 51,000,000, consisting of
     (i) 50,000,000 shares of common stock, par value $0.0005 per share (the "Common Stock") and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). All shares shall, when issued, be issued as fully paid and nonassessable shares and the holders thereof shall not be liable for any further payment in respect thereof.

          "Simultaneously with the effective date of the filing of this amendment to the Corporation's Certificate of Incorporation (the "Effective Date"), each share of common stock, par value $0.0001 per share, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof, be reclassified and changed into one-fifth of a share of common stock, par value $0.0005 per share, which the Corporation shall be authorized to issue immediately subsequent to the Effective Date (the "New Common Stock"), and any fractional interests resulting from such reclassification will be rounded up to the nearest whole share. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") shall, from and after the Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates") representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof."

EFFECTS OF THE REVERSE SPLIT

     If the reverse split is approved by our stockholders, the reverse split will become effective on the date the proposed amendment is filed with the Delaware Secretary of State. We anticipate filing the amendment immediately prior to an underwritten public offering of our common stock or such earlier date that our Board choose. Our Board also may abandon the reverse split at any time prior to filing the amendment.

     The reverse split will have the effects set forth in the proposed amendment. All outstanding shares of old common stock will, without any action on the part of the holders, be deemed to represent shares of new common stock as reclassified to effect the reverse split and accordingly do no need to be replaced. Consequently, it will not be necessary to submit old certificates for exchange. If the reverse split is approved, old certificates will be deemed to represent that number of shares of new common stock into which such shares of old common stock are reclassified. Upon the sale or transfer of shares of old common stock, new certificates will be issued by our transfer agent.

     The shares of new common stock into which the shares of old common stock are reclassified and changed on the effective date will be fully paid and nonassessable.

     If the reverse split is effected, we will have outstanding approximately
3.34 million shares of new common stock, replacing approximately 16.70 million shares of old common stock. Consummation of the reverse split will not alter the number of authorized shares of our capital stock, which will remain at 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. Other than the rounding up of fractional interests, the reverse split will not alter any stockholder's proportionate ownership interest in Diplomat.

     Our stockholder's equity does not change as a result of the reverse split. Our aggregate stated capital will not change because, although one-fifth as many shares of common stock will be issued, the par value of each share of common stock after the reverse split will be increased by five times the pre-reverse split amount.

     With the possible exception of the additional shares (which should be de minimis) received by stockholders in the rounding up process to avoid fractional shares, we believe that the reverse split will result in no gain or loss or realization of taxable income to holders of our common stock under existing United States Federal income tax laws, and that the tax basis and holding period of the old common stock will carry over to the new common stock.

     In accordance with the terms of our stock option plans and outstanding warrants and non-plan options, appropriate adjustments will be made in the number of shares of common stock reserved for issuance and in the exercise price of outstanding warrants and options. The number of shares of common stock reserved for issuance pursuant to outstanding warrants and options will be divided by five and the exercise price per share will be multiplied by five.

PURPOSES OF THE PROPOSED REVERSE SPLIT

     The Board of Directors approved the amendment to our Certificate of Incorporation to effect the reverse split

     o to promote the effective marketability of our common stock; and

     o to ensure the continued inclusion of our common stock on Nasdaq.

     We believe that the low price per share of our common stock diminishes the effective marketability of such stock because of the reluctance of many brokerage firms to recommend lower-priced stocks to their clients. Additionally, the policies and practices of a number of brokerage firms tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of such policies and practices pertain to the payment of brokers' commissions and to time consuming procedures that operate to make the handling of lower-priced stocks unattractive to brokers from an economic perspective. The foregoing factors adversely affect the liquidity of our common stock.

     We are hopeful that the decrease in the number of shares of our common stock outstanding as a consequence of the proposed reverse split, and the anticipated corresponding increased price per share, will promote greater liquidity for our stockholders with respect to those shares held by them.

     Our common stock price has recently been trading near $1.00 per share. The Nasdaq Stock Market, where our common stock is traded, requires that, to maintain continued listing on Nasdaq, the stock price may not trade below $1.00 for a certain period of time. We believe that it would be prudent to effectuate a reverse stock split to avoid the possibility of violating this Nasdaq rule.

     We can not predict, however, whether the proposed reverse split will achieve any of these desired results, nor can we predict that

     o the price per share of our common stock immediately after the proposed reverse split will increase proportionately with the reverse split,

     o any increase can be sustained for any period of time, or

     o the market price of our common stock will exceed or remain in excess of current market prices.

     In addition, the reverse split may have the effect of creating odd lots of stock for some shareholders and such odd lots may be more difficult to sell or have higher brokerage commissions associated with the sale of such odd lots.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1-FOR-5 REVERSE COMMON STOCK SPLIT. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE.

                               PROPOSAL NUMBER 2
          PROPOSAL TO APPROVE NAME CHANGE TO STYLESITE MARKETING, INC.

     On July 20, 1999, the Board of Directors approved an amendment to our Certificate of Incorporation to change the corporation's name to StyleSite Marketing, Inc.

     We believe that our present name does not accurately describe our business. We believe that the name change will enhance our recognition in the investment and business community as a direct marketer of women's fashions with an emphasis on the growing e-commerce industry. Accordingly, after examination of a variety of possibilities, the Board has recommended that our Certificate of Incorporation be amended to change our name to StyleSite Marketing, Inc. Pending approval of this proposal, we will apply to change our Nasdaq symbol.

     The proposed amendment would amend Article 1 of our Certificate of Incorporation to read in its entirety as follows:

          "1. Name. The name of the corporation is StyleSite Marketing, Inc. (the "Corporation")."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL TO CHANGE OUR NAME TO STYLESITE MARKETING, INC. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE.

                               PROPOSAL NUMBER 3
           PROPOSAL TO INCREASE THE SIZE OF OUR BOARD TO NINE MEMBERS

     On July 20, 1999, the Board of Directors approved an amendment to our Certificate of Incorporation to increase the maximum size of our Board from seven members to nine members.

     Our Certificate of Incorporation places a limitation on the number of members our Board may have at any time to seven. We do not currently anticipate increasing the size of the board above seven members. Events may occur, however, in which additional Board seats would need to be available. To increase the maximum size of the Board, we would need to hold a special meeting of our stockholders to approve amending our Certificate of Incorporation. We believe that it is appropriate to give our Board of Directors the discretion to increase the size of the board to nine members.

     The proposed amendment would amend Article 5.2 of our Certificate of Incorporation to read in its entirety as follows:

          "5.2. Number and Election of Directors. The number of its directors shall not be less than three nor more than nine. Directors need not be stockholders."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL TO INCREASE THE MAXIMUM SIZE OF OUR BOARD TO NINE MEMBERS FROM SEVEN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE.

                               PROPOSAL NUMBER 4
     PROPOSAL TO APPROVE AN INCREASE IN OUR NOVEMBER 1996 STOCK OPTION PLAN

     Our November 1996 Stock Option Plan was adopted by our Board of Directors in November 1996 and ratified by our stockholders. The purpose of the plan is to grant directors, officers, employees and consultants (but excluding any officer or director that owns more than 5% of our outstanding common stock) a favorable opportunity to acquire our common stock so that they have an incentive to contribute to our success and remain in our employ.

     Under the plan, we may issue options to purchase up to 1,500,000 shares of our common stock. As of the date of the printing of this proxy, there were granted options to purchase 1,500,000 shares of our common stock. As a result, we have no additional shares reserved for issuance under this plan. For a description of each of our stock option plans, see "Executive Compensation-- Stock Option Plans". Our Board of Directors has approved an increase in the number of shares of common stock reserved for issuance to 2,500,000. As of the date of the printing of this proxy, we have not allocated any of these additional options.

DESCRIPTION OF NOVEMBER 1996 STOCK OPTION PLAN

     We may grant under the plan both incentive stock options and stock options that do not qualify for incentive treatment under the Code.

     The exercise price of each incentive stock option under the plan will be determined by the committee of our Board, but will be not less than 100% of the fair market value of common stock on the date of grant (or 110% in the case of an employee who at the time owns more than 10% of the total combined voting power of all classes of capital stock). The nonstatutory option exercise price will be determined by the committee, but will not be less than 85% of the common stock on the date of grant.

     In the discretion of the committee and upon receipt of all regulatory approvals, an optionee may be permitted to utilize a cashless exercise or deliver as payment in whole or in part of the exercise price certificates for shares of common stock (valued for this purpose at its fair market value on the day of exercise) or other property.

     An incentive stock option granted under the plan may not be exercisable after the expiration of ten years from the date it is granted. The committee may provide in the stock option agreement that the option expires 30 days following the termination of employment for any reason other than death or disability or twelve months following a termination of employment for disability or death; provided, however, that in no event shall any option granted under the plan be exercised after the expiration date of such option set forth in the applicable stock option agreement.

     If the outstanding shares of common stock are changed into, or under the plan, exchanged for cash or different number or kind of our securities or another corporation's securities through reorganization, merger, recapitalization, reclassification, stock split-up, reverse-stock split, stock dividend, stock consolidation, stock combination, stock reclassification or similar transaction, an appropriate adjustment will be made by the committee in the number and kind of shares as to which options may be granted. In the event of such change or exchange, other than for securities of another corporation or by reason of reorganization, the committee will also make a corresponding adjustment in the number or kind of shares, and the exercise price per share allocated to unexercised options or portions thereof, of options which have been granted prior to such change. Any such adjustment, however, will be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share (except for any change in the aggregate price resulting from rounding-off of share quantities or prices).

EFFECT OF PROPOSED REVERSE STOCK SPLIT

     If Proposal Number One is approved by our stockholders and when the reverse stock split becomes effective, the total number of shares available for issuance will be reduced by the ratio of 1 to 5. As a result of the reverse stock split, the shares available for issuance under the plan will be 300,000, and if this Proposal Number 4 is approved by our stockholders, will be 500,000.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL TO INCREASE THE NUMBER OF SHARES RESERVED FOR FUTURE ISSUANCE UNDER THE NOVEMBER 1996 STOCK OPTION PLAN FROM 1,500,000 TO 2,500,000. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE.

                               PROPOSAL NUMBER 5
             PROPOSAL TO RATIFY APPOINTMENT OF BDO SEIDMAN, LLP AS
                  OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has adopted resolutions appointing BDO Seidman, LLP, of New York, New York, as our independent certified public accountants for the fiscal year ending September 30, 1999. BDO Seidman, LLP has served as our independent certified public accountants since July 15, 1998, is familiar with our operations, accounting policies and procedures and is, in our opinion, well qualified to act in this capacity.

     On July 15, 1998, we appointed BDO Seidman as our principal independent certified public accountants for the fiscal year ended September 30, 1998 to replace Feldman Sherb Ehrlich & Co., P.C. who were dismissed as our principal certified public accountants effective with such appointment. The appointment was approved by our Board of Directors. Feldman Sherb Ehrlich has and will continue to perform certain accounting services for us.

     During the two most recent fiscal years ended September 30, 1997 and the interim period preceding July 15, 1998, there have been no disagreements with Feldman Sherb Ehrlich on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any other reportable events. Feldman Sherb Ehrlich's report on our consolidated financial statements for the two fiscal years ended September 30, 1997 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF BDO SEIDMAN, LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING SEPTEMBER 30, 1999. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE.

                               PROPOSAL NUMBER 6
             PROPOSAL TO APPROVE THE CONVERSION AND EXCHANGE OFFER
                         TO OUR PREFERRED STOCKHOLDERS

     On June 11, 1999, we entered into an agreement with our principal stockholder, The Rubin Family Irrevocable Stock Trust, to convert or exchange all of the preferred shares owned by the Trust into our common stock. The Trust owns all of our outstanding Series B Preferred Stock and Series C Preferred Stock, approximately 49% of our standing Series E Preferred Stock, and approximately 85% of our outstanding Series F Preferred Stock. We have also offered the same exchange terms to the holders of the remaining Series E Preferred Stock and Series F Preferred Stock.

CONVERSION OF SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK

     The Trust has agreed to convert all of the Series B Preferred Stock and Series C Preferred Stock at a formula derived by dividing the total liquidation value of such preferred shares ($3,500,000) by $0.65 per share for a total of 5,384,615 shares of common stock. The terms of the Series B Preferred and the Series C Preferred stock provided that such preferred shares were to convert at 75% of the current market price base on the average closing price of our common stock for the 10 days preceding the conversion (which would have been $0.6525 on that date resulting in an issuance of 5,363,985 shares of common stock, a difference of 20,630 shares of common stock). The additional shares of common stock issued upon conversion of such preferred shares was consideration for the early conversion of such preferred shares by the Trust and for surrendering certain rights and privileges of owning the preferred shares.

EXCHANGE OF SERIES E PREFERRED STOCK

     The holders of the Series E Preferred Stock have been granted a limited opportunity to exchange their shares into common stock at a formula derived by dividing the total liquidation value of such preferred shares ($3,705,000) by $0.90 per share. The terms of the Series E Preferred Stock provided that such preferred shares were not convertible. The exchange offer of shares of common stock for the Series E Preferred Stock was consideration for the holders to surrender certain rights and privileges of owning the preferred shares. Of the total shares to be issued upon exchange of all of the Series E Preferred Stock, which is 4,116,667, the Trust will receive 2,005,556 shares.

EXCHANGE OF SERIES F PREFERRED STOCK

     The Trust has agreed to exchange for common stock all of the shares of Series F Preferred Stock at a formula derived by dividing the total liquidation value of such preferred shares ($2,744,000) by $0.50 per share. The terms of the Series F Preferred Stock provided that such preferred shares were not convertible. The agreement to exchange the Series F Preferred Stock for common stock was consideration for the Trust giving up certain rights and privileges of owning the preferred shares. We intend to redeem for cash the remaining $500,000 of Series F Preferred Stock.

TREATMENT OF DIVIDENDS

     We are paying in common stock accrued and unpaid dividends on the Series E Preferred Stock and the Series F Preferred Stock. Of the total 399,690 shares of common stock being issued in lieu of cash dividends, the Trust will receive 224,192 shares.

EFFECT OF THE CONVERSION OR EXCHANGE OF PREFERRED STOCK

     If the conversion and exchange offer is approved by our stockholders, it will become effective immediately prior to the closing of an underwritten public offering of our common stock. Immediately after the conversion and exchange of the preferred stock, assuming all of the holders of the Series E Preferred Stock agree to exchange their preferred shares, we will have outstanding approximately
32.1 million shares of common stock, and, if Proposal Number 1, the reverse stock split, is approved, we will have outstanding approximately 6.4 million shares of common stock, of which the Trust will own approximately 3.8 million shares, or 59.8% of the total common shares outstanding.

     The conversion of the preferred shares where the conversion price is less than that of the original terms, or in the case of the preferred shares which were not convertible when issued where the conversion price is less than the market price, will result in an imputed dividend of approximately $2 million, based on the market price of $0.875.

PURPOSES OF THE CONVERSION AND EXCHANGE OFFER

     Our Board of Directors approved the conversion and exchange offer

     o to improve our capital structure; and

     o to eliminate cash dividends on preferred stock and preserve cash.

     We believe that our capital structure has been weakened by the existence of our outstanding preferred stock. The aggregate liquidation preference of the Series B, C E and F Preferred Stock, the amount of cash which would repay preferred stockholders before any payments are made to common stockholders in the event of liquidation, is approximately $10.4 million. In addition, the Series B and Series C Preferred Stock had a conversion feature providing for conversion of the preferred shares into common shares at a 25% discount to the market price of our common stock at the time of conversion. This "discount" may have had an effect of depressing the market value of our common stock.

     We have also been incurring cash dividends on our Series B and Series C Preferred Stock of approximately $26,250 a month. After the conversion of these preferred shares, we will no longer be making those cash dividend payments.

     Our Certificate of Incorporation allows our Board of Directors to designate additional preferred stock in future. We have recently closed an investment of $1,050,000 in our Series G Preferred Stock. See Certain Transactions commencing on page 18. Although our Board may designate additional preferred stock in the future, we have no present plans to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE CONVERSION AND EXCHANGE OFFER. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE.

                             EXECUTIVE COMPENSATION

EXECUTIVES' COMPENSATION POLICIES

     Compensation of our executives is intended to attract, retain and award persons who are essential to the corporate enterprise. The fundamental policy of our executive compensation program is to offer competitive compensation to executives that appropriately rewards the individual executive's contribution to corporate performance. The Board of Directors utilizes subjective criteria for evaluation of individual performance and relies substantially on the executives in doing so. The Board focuses on two primary components of our executives compensation program, each of which is intended to reflect individual and corporate performance: base salary compensation and long-term incentive compensation.

     Executives' base salaries are determined primarily by reference to compensation packages for similarly situated executives of companies of similar size or in comparable lines of business with whom we expect to compete for executive talent and with reference to revenues, gross profits and other financial criteria. The Board also assesses subjective qualitative factors to discern a particular executive's relative value to the corporate enterprise in establishing base salaries.

     It is the Board's philosophy that significant stock ownership by management creates a powerful incentive for executives to build long-term shareholder value. Accordingly, the Board believes that an integral component of executive compensation is the award of equity-based compensation, which is intended to align executives' long-term interests with those of our stockholders. Awards of stock options to executives have historically been at then-current market prices. The Board believes that option grants should be considered on an annual basis.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid by Diplomat during each of the last three fiscal years to our Chief Executive Officer and to each of our four most highly compensated executive officers who earned in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM COMPENSATION
                                                                                    --------------------------------
                                                             ANNUAL COMPENSATION                     SECURITIES
                                                             -------------------    OTHER ANNUAL     UNDERLYING
NAME AND PRINCIPAL POSITION                                    YEAR      SALARY     COMPENSATION    OPTIONS/SARS (#)
----------------------------------------------------------   --------   --------    ------------    ----------------
Warren H. Golden
   Executive Vice President, COO..........................   9/30/98    $245,387             0                 0
                                                             9/30/97      50,000(1)          0                 0
Stephanie Sobel
   Senior Vice President--Merchandising...................   9/30/98     193,025             0
                                                             9/30/97      43,125(1)          0
Irving Magram
   Divisional President--Lew Magram.......................   9/30/98     245,387             0
                                                             9/30/97      50,000(1)          0
Kenneth Grossman
   Divisional President--Brownstone.......................   9/30/98     183,502             0           350,000

Jonathan Rosenberg(2)
   President, CEO.........................................   9/30/98     225,000             0                 0
                                                             9/30/97     190,769             0           250,000
                                                             9/30/96     130,804             0            75,000
Sheldon R. Rose(3)........................................   9/30/96     159,375             0                 0

------------------
(1) Salaries for Irving Magram, Warren H. Golden, and Stephanie Sobel for the fiscal year ending September 30, 1997 are included only for the period from July 1, 1997, the effective date Diplomat acquired Lew Magram, Ltd., through September 30, 1997. Prior to the acquisition of Lew Magram Ltd. on July 1, 1997, their annual salaries were as follows: Irving Magram, $300,000; Warren
    H. Golden, $287,500; Stephanie Sobel, $172,500. Ms. Sobel resigned in July 1999.

(2) Mr. Rosenberg served as President and Chief Executive Officer from November 1996 to May 1999. In May 1999, Mr. Rosenberg left Diplomat and is entitled to six months salary, payable weekly, as part of his severance arrangement.

(3) Mr. Rose resigned as President and Chief Executive Officer in November 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock options granted to each of the executives named in the Summary Compensation Table for the fiscal year ending September 30, 1998:



                                                            PERCENTAGE OF
                                                            TOTAL OF
                                                            OPTIONS GRANTED
                                       NUMBER OF SHARES     TO EMPLOYEES
                                        UNDERLYING          DURING FISCAL       EXERCISE PRICE     EXPIRATION
NAME                                   OPTIONS GRANTED        YEAR              PER SHARE             DATE
-----------------------------------    ----------------     ---------------     --------------     -----------
Kenneth Grossman(2)................         350,000                50%             2.75            3/24/03

                                                POTENTIAL
                                             REALIZABLE VALUE
                                             AT ASSUMED ANNUAL
                                            RATES OF STOCK PRICE
                                       APPRECIATION FOR OPTION TERM(1)
                                     ----------------------------------
NAME                                      5%                10%
-----------------------------------  ---------------  -----------------
Kenneth Grossman(2)................    $ 266,000          $ 588,000

------------------
(1) The amounts shown in these columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the Securities and

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    Exchange Commission's executive compensation disclosure rules and are not intended to forecast appreciation of the common stock.

(2) Of the options granted to Kenneth Grossman, 100,000 are exercisable over a four year period subject to Brownstone reaching certain earnings criteria, and 250,000 options are exercisable over time, of which 100,000 are currently exercisable. Excludes 350,000 options granted to Joan Grossman, Kenneth Grossman's wife and an employee of Brownstone, which options are on the same terms as the options granted to Kenneth Grossman.

FISCAL YEAR-END OPTION VALUES

     As of September 30, 1998, no options have been exercised by the executives named in the Summary Compensation Table. The following table sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of September 30, 1998. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of September 30, 1998.

                                                            NUMBER OF SHARES SUBJECT TO         VALUE OF IN-THE-MONEY
                                                                UNEXERCISED OPTIONS                   OPTIONS AT
                                                                 AT FISCAL YEAR-END               FISCAL YEAR END(1)
                                                            ----------------------------     ----------------------------
NAME                                                        EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------   -----------    -------------     -----------    -------------
Jonathan Rosenberg(2)....................................     215,000         130,000          $18,750         $12,500
Kenneth Grossman.........................................     100,000         250,000                0               0

------------------
(1) Based on the closing bid price of our common stock of $1.125 per share on September 30, 1998.

(2) As part of Mr. Rosenberg's severance agreement (entered into subsequent to September 30, 1998), all of his options become immediately exercisable, contain a cashless exercise feature and the underlying stock has registration rights.

EMPLOYMENT AGREEMENTS

     Warren H. Golden has an employment agreement with us which provides that Mr. Golden will be employed as Diplomat's Chief Operations Officer and Executive Vice President and Lew Magram's Executive Vice President, subject to annual renewals, at an annual salary of $235,000 subject to certain periodic increases based on performance. The employment agreement, which terminates in February 2001, may only be earlier terminated by us for cause as defined in the agreement. Mr. Golden was appointed as Diplomat's Chief Executive Officer and President on May 21, 1999.

     Irving Magram has an employment agreement with us which provides that Mr. Magram will be employed as Divisional President of Lew Magram, subject to annual renewals, at an annual salary of $235,000 subject to certain periodic increases based on performance. The employment agreement, which terminates in February, 2001, may only be earlier terminated by us for cause as defined in the agreement.

     In accordance with their respective employment agreements, Messrs. Golden and Magram will also receive cash bonuses based on Lew Magram meeting certain profitability criteria. The maximum aggregate cash payment to Messrs. Golden and Magram under this bonus arrangement is $185,000 per year.

     Julia Aryeh has an employment agreement with us which provides that Ms. Aryeh will be employed as our Chief Strategic Officer and Secretary, subject to annual renewals, at an annual salary of $200,000 subject to certain periodic increases based on performance. The employment agreement, which terminates in February, 2002, may only be earlier terminated by us for cause as defined in the agreement.

     Kenneth S. Grossman has an employment agreement with us which provides that Mr. Grossman is employed as Brownstone's Divisional President at an annual salary of $200,000, plus certain other benefits, including an annual bonus of up to $250,000 based on Brownstone meeting certain income criteria.

Mr. Grossman's agreement also provides for Mr. Grossman to receive $10,000 per year for merchandise consulting. The employment agreement, which terminates in October 2002, may only be earlier terminated by us for cause as defined in the agreement.

     Each of the foregoing employment agreements contain a provision prohibiting such employee from competing with us for one year after the employee terminates his or her position with us or our subsidiaries other than for cause, as defined in the respective employment agreement.

     Robert M. Rubin, Chairman of the Board, has a financial consulting agreement with us pursuant to which Mr. Rubin is paid $200,000 per annum. The agreement terminates in December, 2002.

     On May 21, 1999, Diplomat entered into a severance agreement with Jonathan Rosenberg. The agreement provides that Mr. Rosenberg will be paid six months severance equal to $112,500 plus twelve months of health and other benefits. The agreement terminated Mr. Rosenberg's employment agreement which would have expired on February 15, 2002. Mr. Rosenberg resigned as Chief Executive Officer, President and Director on May 21, 1999.

     On July 21, 1999, Diplomat entered into a severance agreement with Stephanie Sobel. The agreement terminated Ms. Sobel's employment agreement that would have expired dated on February 19, 2001. Ms. Sobel was released from her non-compete obligations under employment agreement in return for, among other consideration, waiving any rights she may have had for future salary or cash bonuses under the employment agreement. Ms. Sobel resigned as Executive Vice President and Director on July 13, 1999.

STOCK OPTION PLANS

  1998 Stock Option Plan

     Our 1998 stock option plan was adopted by the Board of Directors in February 1998 and approved by the stockholders in May 1998. Under the 1998 plan, we are authorized to issue options to purchase up to 1,200,000 shares of common stock. All officers and other employees and as well as other persons who perform significant services for or on behalf of us are eligible to participate in the 1998 plan. The plan is administered by the Board or a committee of the Board of two or more non-management directors.

     We may grant under the 1998 plan both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock options that do not qualify for incentive treatment under the Code.

     The exercise price of each incentive stock option under the plan will be determined by the committee, but will be not less than 100% of the fair market value of common stock on the date of grant (or 110% in the case of an employee who at the time owns more than 10% of the total combined voting power of all classes of capital stock). The nonstatutory option exercise price will be determined by the committee, but will not be less than 85% of the common stock on the date of grant.

     In the discretion of the committee and upon receipt of all regulatory approvals, an optionee may be permitted to utilize a cashless exercise or deliver as payment in whole or in part of the exercise price certificates for shares of common stock (valued for this purpose at its fair market value on the day of exercise) or other property.

     An incentive stock option granted under the plan may not be exercisable after the expiration of ten years from the date it is granted. Without limiting the generality of the foregoing, the committee may provide in the stock option agreement that the option subject thereto expires 30 days following the termination of employment for any reason other than death or disability or twelve months following a termination of employment for disability or death; provided, however, that in no event shall any option granted under the plan be exercised after the expiration date of such option set forth in the applicable stock option agreement.

     If the outstanding shares of common stock are changed into, or under the plan, exchanged for cash or different number or kind of our securities or another corporation's securities through reorganization, merger, recapitalization, reclassification, stock split-up, reverse-stock split, stock dividend, stock consolidation, stock combination, stock reclassification or similar transaction, an appropriate adjustment will be made by the committee in the number and kind of shares as to which options may be granted. In the event of such change or exchange, other than for securities of another corporation or by reason of reorganization, the committee will also make a corresponding adjustment in the number or kind of shares, and the exercise price per share allocated to unexercised options or portions thereof, of options which have been granted prior to such change. Any such adjustment, however, will be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share (except for any change in the aggregate price resulting from rounding-off of share quantities or prices).

     Under the plan, we have outstanding options to purchase an aggregate of 1,200,000 shares of common stock, 700,000 of which are exercisable at $2.75 per share and 500,000 of which are exercisable at $1.00, all of which are held by our employees. Options to purchase 200,000 shares of common stock become exercisable upon Brownstone meeting certain minimum net income. The remaining outstanding options become exercisable over four years.

  1992 Stock Option Plan

     Our 1992 stock option plan provides for the issuance of up to 200,000 shares of common stock. The terms of the plan are substantially similar to the 1998 Plan. We have outstanding options to purchase an aggregate of 130,000 shares, exercisable at $1.50 per share, all of which are held by affiliates or employees of Diplomat at the time of grant.

  August 1996 Stock Option Plan

     We also established a stock option plan providing for the issuance of options to purchase up to 1,500,000 shares of common stock to our directors, officers, key employees and consultants. To date, we have granted directors, officers and key employees an aggregate of 150,000 nonstatutory options at an exercise price of $2.00 per share. Excluding the fact that options granted under the plan cannot qualify as incentive stock options, the terms of the August 1996 Plan are substantially similar to the 1998 Plan.

  November 1996 Stock Option Plan

     Under our November 1996 stock option plan, options to purchase up to 1,500,000 shares of common stock may be granted to employees, officers, directors and other persons who provide services to us. As of September 30, 1998, 1,060,000 of such options have been granted and are exercisable at an exercise price of $1.00, of which options to purchase 620,000 shares of common stock expired on June 17, 1998, 100,000 are exercisable at $2.375 and 100,000 are exercisable at $1.00. The options to be granted under the plan may be designated as incentive stock options or nonstatutory options. Other than the fact that officers and directors who currently own more than 5% of the issued and outstanding stock are not eligible to participate in the plan, the terms of the November 1996 plan are substantially similar to the 1998 plan.

EMPLOYEE BENEFIT PLANS

  Pension Plan

     In 1985, we instituted a pension plan, which is a defined benefit pension plan maintained for all employees. Benefits are payable based on 60% of average compensation for the three highest paid consecutive years of service, reduced for less than 29 years of service retirement. The pension plan is funded as required by the Employee Retirement Income Security Act of 1974 and does not require employee contributions. Full vesting occurs immediately upon joining the plan. As of February 1993, the pension plan was curtailed and no additional pension benefits will accrue.

  Profit Sharing and 401(k) Plans

     Lew Magram has a profit sharing program established on April 1, 1981. On July 1, 1993, Lew Magram amended the Plan to include 401(k) provisions. All employees servicing either the Lew Magram or Brownstone subsidiaries are invited to participate in the plan after the required waiting period and while they work the minimum hours required. Lew Magram and Brownstone match employee 401(k) contribution on the basis of 25% of the employee's first 5% of 401(k) withholdings. As of December 31, 1998, the entire plan had assets of approximately $2.3 million. Benefits vest on a 5-year schedule. Vesting and eligibility for matching requires the employee to be employed as of the last day of each plan year.

     We also have a 401(k) plan in effect for employees of the Ecology Kids subsidiary, which was established on January 1, 1997. As of December 31, 1998, the plan had assets of approximately $175,000.

PERFORMANCE GRAPH

     Below is the line graph comparing the yearly percentage change in our common stockholders' return with the Nasdaq Stock Market (U.S.) Index and the Nasdaq Non-Financial Index from our initial public offering in November 1993 through September 1998.

COMPARISON OF 59 MONTH CUMULATIVE TOTAL RETURN* AMONG DIPLOMAT DIRECT MARKETING
 CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ NON-FINANCIAL
                                     INDEX


                                                                           Cumulative Total Return
                                                                           -----------------------
                                               11/4/93     9/94     9/95     9/96     9/97     9/98
                                               -------     ----     ----     ----     ----     ----
Diplomat Direct Marketing Corporation........    100       162       64       27       62       23
NASDAQ Stock Market (U.S.)...................    100        99      136      162      222      227
NASDAQ Non-Financial.........................    100        96      134      157      211      213


  * $100 INVESTED ON 11/4/93 IN STOCK OR ON 10/31/93 IN INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDED SEPTEMBER 30.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table sets forth, as of July 21, 1999, except as otherwise provided, information with respect to beneficial ownership of the common stock by (i) each director, (ii) each current officer named in the Summary Compensation Table above, (iii) the executive officers and directors as a group and (iv) each person known to us who beneficially owns 5% or more of the outstanding shares of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities and includes shares of common stock issuable upon conversion of outstanding convertible preferred stock and options and warrants exercisable within 60 days. The following table does not give effect to the conversion and exchange offer as described in Proposal Number 6, but does give effect to the conversion of the Series B and Series C Preferred stock as if such preferred shares were converted based on the existing conversion features as of June 11, 1999. The following table does not give effect to the proposed 1-for-5 reverse common stock split describe in Proposal Number 1. The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares of common stock deemed to be beneficially held by such stockholder as of July 21, 1999 by (ii) the sum of (A) the number of shares of common stock outstanding as of July 21, 1999 plus (B) the number of shares issuable upon exercise of options or warrants or conversion or exchange of convertible preferred stock held by such stockholder which were exercisable or convertible as of July 21, 1999 or which will become exercisable within 60 days after July 21, 1999. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person listed below is c/o Diplomat Direct Marketing Corporation, 414 Alfred Avenue, Teaneck, New Jersey 07666.

                                                                                     NUMBER OF SHARES      PERCENTAGE
NAME AND ADDRESS                                                                     BENEFICIALLY OWNED    OWNERSHIP
----------------------------------------------------------------------------------   ------------------    ----------
The Rubin Family Irrevocable Stock Trust U/A dated April 30, 1997(1) (9)..........       11,432,420            53%
  18 Pinetree Drive
  Great Neck, New York 11024
Tadeo Holdings, Inc.(2)...........................................................        2,346,508            13%
  5 Hanover Square
  New York, New York 10004
Irving Magram.....................................................................          933,301             6%
Warren H. Golden(3)...............................................................          468,535             3%
Stuart Leiderman(4)...............................................................          328,000             2%
Kenneth Grossman(5)...............................................................          200,000             1%
Julia Aryeh(6)....................................................................          125,000             *
Howard Katz(7)....................................................................          108,334             *
David Abel(8).....................................................................          100,000             *
Robert M. Rubin(9)................................................................                0             0
All officers and directors as a group (7 persons).................................        2,263,170            13%

------------------

 *  less than one percent

(1)  Represents (i) 6,068,435 shares of common stock currently owned and
     (ii) 5,363,985 shares of common stock issuable upon conversion of outstanding Series B and Series C Preferred Stock assuming conversion at 75% of the market price of our common stock based on the average closing price of our common stock for the 10 days preceding June 11, 1999, the date of the conversion and exchange offer. The Series B and Series C Preferred Stock have aggregate voting rights equal to 3,500,285 shares of common stock, giving the Trust aggregate voting shares of 9,568,720.

(2) Represents 1,066,098 shares of common stock currently owned and 1,280,410 shares of common stock issuable upon conversion of outstanding Series G Preferred Stock assuming a conversion price of $0.781 per share, the closing bid price on July 21, 1999. The Series G Preferred Stock held by Tadeo Holdings is convertible into the number of shares equal to $1,000,000 divided by the average of the closing bid prices for the lowest five of the twenty trading days immediately preceding the date of conversion.

(3) Represents (i) 418,535 shares of common stock currently owned and 50,000 shares of common stock issuable upon exercise of currently exercisable options granted under the November 1996 stock option plan. Mr. Golden also has additional options to purchase 150,000 shares of common stock which are not currently exercisable and not exercisable in the next 60 days.

(4) Represents 268,000 shares of common stock currently owned, and 60,000 shares of common stock issuable upon exercise of currently exercisable options granted under the November 1996 stock option plan. Mr. Leiderman also has additional options to purchase 40,000 shares of common stock which are not currently exercisable and will not become exercisable in the next 60 days.

(5) Represents 100,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1998 stock option plan, and 100,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1998 stock option plan to Joan Grossman, Kenneth Grossman's wife and an employee of Brownstone. Each of Kenneth Grossman and Joan Grossman has an additional 150,000 options under the 1998 stock option plan which are not currently exercisable and will not become exercisable in the next 60 days, and an additional 100,000 options under the 1998 stock option plan which are not currently exercisable and will become exercisable only upon Brownstone meeting certain minimum earnings criteria which, at the present, have not been achieved.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(6) Represents 125,000 shares of common stock issuable upon exercise of currently exercisable options granted pursuant to the 1998 stock option plan. Ms. Aryeh also has an additional 375,000 options which are not currently exercisable and will not become exercisable within the next 60 days.

(7) Represents 108,334 shares of common stock issuable upon exercise of currently exercisable options granted pursuant to the November 1996 stock option plan. Mr. Katz also has an additional 16,666 options which are not currently exercisable and will not become exercisable within the next
     60 days.

(8) Represents 100,000 shares of common stock issuable upon exercise of currently exercisable options granted pursuant to the November 1996 stock option plan.

(9) Robert M. Rubin, the Chairman of the Board, is the spouse of the Trust's co-trustee and parent of the Trust's beneficiaries and may be deemed to be a beneficial owner of these shares. Mr. Rubin disclaims beneficial ownership of these shares.

CERTAIN TRANSACTIONS

     Unless otherwise stated, the following information does not give effect to the conversion or exchange of preferred stock or the 1-for-5 reverse split of our common stock.

     We have a financial consulting agreement with Robert M. Rubin, Chairman of the Board, providing for the payment to him of $200,000 per annum. Mr. Rubin consults with us on financial management and long term planning matters, including consideration of acquisitions. The agreement terminates in December 2002.

     In February 1996, Mr. Rubin loaned us $2,353,500 to be used as part of the acquisition price of Biobottoms, Inc. which we sold in April 1998. In connection with such loan, we issued Mr. Rubin 100,000 shares of our Series A Preferred Stock, convertible into 1,000,000 shares of common stock at the option of Mr. Rubin. Mr. Rubin transferred the shares to the Rubin Family Irrevocable Stock Trust which converted the Series A Preferred Stock in November 1998.

     On September 9, 1996, we entered into an arrangement with Gersten, Savage, Kaplowitz & Fredericks, LLP which provided that Gersten Savage will provide certain legal and consulting services to us over an extended period of time. As compensation for its services, certain individual members of Gersten Savage received an aggregate of 350,000 shares of common stock and options to purchase an aggregate of 150,000 shares of common stock at $2.50 per share. Of such securities, 157,500 shares of common stock and 67,500 options were issued to Wesley C. Fredericks, who was a Director and resigned on December 31, 1998.

     We issued to Mr. Rubin an aggregate of 550,000 shares of common stock in consideration of Mr. Rubin's waiver of certain compensation owed to him and for restructuring certain debt owed to him, waiving certain defaults and providing an additional loan to us in the aggregate amount of $600,000.

     As of September 30, 1996, the $600,000 loan was converted into 60,000 shares of Series C Preferred Stock. The Series C Preferred Stock, which has a liquidation value of $10.00 per share, is convertible into common stock at 75% of the current market price based on the average closing price for the common stock for the 10 days preceding the conversion. Each share of Series C Preferred Stock entitles the holder to 10 votes per share. The Series C Preferred Stock pays an annual dividend of 9%, based on the per share liquidation value. In the event that the dividend, which is payable monthly, is not paid for three consecutive months, the holder is entitled to an additional 100,000 shares of common stock for each month that the dividend is not paid. Mr. Rubin transferred the shares to the Trust.

     As of September 30, 1996, Mr. Rubin converted an aggregate of approximately $2,900,000 in outstanding debt into an aggregate of 290,000 shares of Series B Preferred Stock. The Series B Preferred Stock, which has a liquidation value of $10 per share, is convertible into common stock at 75% of the current market price based on the average closing price for the common stock for the 10 days preceding the conversion. In addition, each share of Series B Preferred Stock entitles the holder thereof to 10 votes per share. The Series B Preferred Stock pays an annual dividend of 9%, based on the per share liquidation value.

In the event that the dividend, which is payable monthly, is not paid for three consecutive months, the holder is entitled to an additional 100,000 shares of common stock for each month that the dividend is not paid. Mr. Rubin transferred the shares to the Trust.

     In November 1996, we issued an aggregate of 1,060,000 options to 35 employees, including two executive officers and one outside director, pursuant to the November 1996 stock option plan. The options are exercisable at $1.00 per share, vest over a period of five years, and expire ten years from the date of grant, if not sooner due to termination or death of the employee. Options to acquire 620,000 shares were granted to certain employees of Biobottoms Inc., which we subsequently sold, and expired in July, 1998.

     In March 1997, we issued 52,217 shares of common stock to Mr. Rubin in lieu of the dividend payments due under the Series B and Series C Preferred Stock, as well as for an adjustment in consulting fees, for the period from January 1, 1997 through March 31, 1997. In May 1999, we issued 150,000 shares of common stock in lieu of the dividend payments due under the Series B and Series C Preferred Stock.

     In May 1997, we issued 200,000 shares of common stock to Mr. Rubin in consideration of Mr. Rubin extending loans to us as well as extending a personal guarantee to Congress Financial Corporation in connection with our loan facilities.

     In May 1997, Robert Rubin and Jay Kaplowitz acquired for $2 million all of the outstanding senior convertible preferred stock of Lew Magram Ltd., which was convertible into one-half of the outstanding common stock of Lew Magram Ltd. after giving effect to the conversion. The purpose for the investment was to provide Lew Magram Ltd. with sufficient working capital to maintain operations until Diplomat and Lew Magram Ltd. could reach an agreement for the acquisition by Diplomat of Lew Magram. In December 1997, Diplomat entered into an Agreement and Plan of Merger with Lew Magram Ltd., Robert Rubin, Jay Kaplowitz, Irving Magram, Warren Golden and Stephanie Sobel, all of the shareholders of Lew Magram Ltd. Simultaneous with the closing of the merger on February 19, 1998, Lew Magram Ltd. merged with Magram Acquisition Corp. resulting in Lew Magram becoming a wholly owned subsidiary of Diplomat. Prior to the closing Messrs. Magram and Golden and Ms. Sobel owned all of the outstanding common stock of Lew Magram Ltd. and Messrs. Rubin and Kaplowitz owned all of the outstanding senior convertible preferred stock of Lew Magram Ltd. At the closing of the Merger, Diplomat issued 95,000 shares of the Series D Preferred Stock to each of the Lew Magram Ltd. shareholders of which Mr. Rubin received 46,253 shares, Mr. Magram received 24,999 shares (excluding 2,497 shares sold to third parties who converted the shares to common stock), Mr. Kaplowitz received 5,417 shares, Mr. Golden received 10,556 shares, and Ms. Sobel received 5,278 shares. In addition, Mr. Magram, Mr. Golden and Ms. Sobel received 100,000, 66,667 and 33,333 shares of Diplomat's common stock, respectively, excluding 50,000 shares of Diplomat's common stock issued to their counsel at the closing. Each share of Diplomat's Series D Preferred Stock is convertible into 33 1/3 shares of Diplomat's common stock. Each of the Lew Magram Ltd. shareholders have agreed to indemnify Diplomat for any material breach of the representations made by Lew Magram Ltd. in the Merger Agreement limited to $9,500,000 and which claims for indemnification must be brought within one year of the closing date of the Merger. Messrs. Rubin and Kaplowitz assigned to Diplomat their rights to any claim either of them may have for breach of any warranty made by Lew Magram Ltd. in the May 1997 Senior Convertible Preferred Stock Purchase Agreement in return for a release of their indemnification obligations under the Merger Agreement. Mr. Rubin transferred his shares to the Trust. All of the Series D Preferred Stock was converted in May 1999.

     In September 1997, Robert Rubin and Jay Kaplowitz advanced an aggregate of $2,205,000 for the financing of Jean Grayson's Brownstone Studio, Inc. prior to the purchase by Diplomat, as well as for working capital.

     In October 1997, in part to raise capital for our acquisition of substantially all of the assets of Brownstone out of bankruptcy, we completed a private offering of our securities which raised $3,630,000 from accredited investors. The private placement consisted of units, each unit consisting of ten shares of Series E Preferred Stock and 7,500 shares of common stock at a purchase price of $10,000 per unit. As a result, we issued an aggregate of 3,630 shares of Series E Preferred Stock and 2,608,750 shares of common stock. Robert Rubin and Jay Kaplowitz purchased an aggregate of 220.5 of the units for $2,205,000, the proceeds of which repaid the $2,205,000 advance by Messrs. Rubin and Kaplowitz made in September 1997.

Mr. Rubin transferred his shares to the Trust. In April 1999, an additional 75 shares of Series E Preferred Stock and 38,470 shares of common stock were issued to a shareholder.

     In March, 1999, Diplomat issued 32,440 Series F Preferred Stock plus 346,027 shares of common stock for an aggregate amount of $3,244,000. Of this amount, 5,000 shares of Series F Preferred Stock and 53,333 shares of common stock were issued to an investor for a cash contribution of $500,000. 17,200 shares of Series F Preferred Stock and 183,467 shares of common stock were issued to the Trust for a cash contribution of $1.72 million. Mr. Rubin received 10,240 shares of Series F Preferred Stock and 109,227 shares of common stock for
(i) converting his $200,000 principle amount loan, (ii) converting his $500,000 loan in connection with the Fashionmall.com advance, and (iii) advancing $324,000 directly to Diplomat's catalog printer. Mr. Rubin transferred his shares to the Trust.

     Our principal working capital credit facility was provided by Congress Financial Corporation. The lines of credit between Congress and us were personally guaranteed by Mr. Rubin up to an aggregate amount of approximately $1,000,000. In addition, Mr. Rubin provided cash collateral in the amount of $1 million and Jay Kaplowitz provided cash collateral in the amount of $100,000 to increase availability under the Congress credit facility.

     We refinanced our asset based loan facility in May, 1999. We obtained a $17 million loan facility from First Source Financial LLP and terminated the Congress credit facilities. Mr. Rubin provided a guaranty to First Source of $2 million which includes a $1 million cash collateral. Mr. Rubin received 50,000 shares of common stock for the First Source guaranty. Mr. Rubin transferred these shares to the Trust.

     In June 1999, we entered into an agreement with our principal stockholder, The Rubin Family Irrevocable Stock Trust, to convert or exchange all of the preferred shares owned by the Trust into our common stock other than the Series D Preferred Stock which was already converted as described above. The conversion becomes effective immediately prior to the closing of an underwritten public offering of our common stock. The Trust has agreed to convert all of the Series B Preferred Stock and Series C Preferred Stock at a formula derived by dividing the total liquidation value of such preferred shares ($3,500,000) by $.65 per share for a total of 5,384,615 shares of common stock. The terms of the Series B Preferred Stock and Series C Preferred Stock provided that such preferred shares were to convert at 75% of the current market price based on the average closing price of the common stock for the 10 days preceding the conversion (which would have been $0.6525 on that date, resulting in an issuance of 5,363,985 shares of common stock, a difference of 20,630 shares of common stock). The additional shares of common stock issued upon conversion of such preferred shares was consideration for the early conversion of such preferred shares by the Trust and for surrendering certain rights and privileges of owning the preferred shares. The holders of the Series E Preferred Stock have been granted a limited opportunity to exchange their shares into common stock at a formula derived by dividing the total liquidation value of such preferred shares ($3,705,000) by $.90 per share. The terms of the Series E Preferred Stock provided that such preferred shares were not convertible. The exchange offer of shares of common stock for the Series E Preferred Stock was consideration for the holders to surrender certain rights and privileges of owning the preferred shares. Of the total shares to be issued upon exchange of all of the Series E Preferred Stock, which is 4,116,667, the Trust will receive 2,005,556 shares. The Trust has agreed to exchange for common stock all of the shares of the Series F Preferred Stock at a formula derived by dividing the total liquidation value of such preferred shares ($2,744,000) by $.50 per share. The terms of the Series F Preferred Stock provided that such preferred shares were not convertible. The agreement to the exchange of common stock for the Series F Preferred Stock was consideration for the Trust giving up certain rights and privileges of owning the preferred shares. We intend to redeem for cash the remaining $500,000 of Series F Preferred Stock. We are paying in common stock accrued and unpaid dividends on the Series E Preferred Stock and Series F Preferred Stock. Of the total 399,690 shares of common stock being issued in lieu of cash dividends, the Trust will receive 224,192 shares. The conversion of the preferred shares of the Trust where the conversion price is less than that of the original terms, or in the case of preferred shares which were not convertible when issued where the conversion price is less than the market price, will result in an imputed dividend to the Trust of approximately $2,000,000 based upon a market price of $0.875 per common share.

     In July 1999, we entered into a strategic alliance with Tadeo Holdings, Inc. The Trust owns approximately 9% of Tadeo's outstanding common stock. As part of the strategic alliance, we agreed to provide consulting services to Tadeo on direct marketing for $500,000. Tadeo will develop, design and maintain our web sites for our Lew Magram and Brownstone catalogs for a royalty of 5% of net revenues derived from our e-commerce business up to $500,000 and 20% of net profits thereafter. Tadeo will also host our internet servers for the first year for an additional fee. In addition, Tadeo made a $1,000,000 cash investment in our Series G Preferred Stock. The Series G Preferred Stock is convertible into our common stock based on the average of the closing bid prices for the lowest five of the twenty trading days immediately preceding the date of conversion. Assuming a conversion price of $0.781, the closing bid price of our common stock on July 21, 1999, Tadeo would receive on conversion 1,280,410 shares of common stock. The Series G Preferred Stock is redeemable at our option, but must be redeemed out of the proceeds of any public offering in excess of $9 million. We also granted Tadeo a right of first refusal on any future securities offerings while the Series G Preferred Stock is outstanding. Finally, we also exchanged $1,000,000 worth of our common stock (1,066,098 shares) for $1,000,000 worth of Tadeo's common stock (285,715 shares), based on the companies' stock prices as of June 7, 1999.

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS

     Proposals from our stockholders that are intended to be presented by such stockholders at our next Annual Meeting must be received by us no later than April 1, 2000 in order that such proposals be considered for inclusion in the proxy statement relating to that Annual Meeting.

FORMS 10-K AND 10-QS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

     Copies of our annual report on Form 10-K for the year ended September 30, 1998, and our quarterly reports on Form 10-Q for the quarters ended
December 31, 1998 and March 31, 1999, as filed with the Securities and Exchange Commission and any amendments thereto, are available to stockholders free of charge by writing to:

            Diplomat Direct Marketing Corporation
            414 Alfred Avenue
            Teaneck, New Jersey 07666

FINANCIAL STATEMENTS

     Our audited consolidated financial statements for the fiscal year ended September 30, 1998 and unaudited consolidated financial statements for the six months ended March 31, 1999 and the related Management's Discussion and Analysis of Financial Condition and Results of Operations are included in our Annual Report accompanying this Proxy Statement and are incorporated herein by reference.

                                          By Order of the Board of Directors


                                          Warren H. Golden
                                          President and Chief Executive Officer

                      DIPLOMAT DIRECT MARKETING CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 10, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints WARREN H. GOLDEN, attorney and proxy, with power of substitution and revocation, to vote, as designated below, all voting shares of Diplomat Direct Marketing Corporation which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (including all adjournments thereof) of Diplomat Direct Marketing Corporation to be held on Tuesday, August 10, 1999 at 10:00 a.m., EST, at Diplomat Direct Marketing Corporation, 414 Alfred Avenue, Teaneck, New Jersey.

ELECTION OF DIRECTORS

Robert M. Rubin       / / FOR    / / ABSTAIN
Warren H. Golden      / / FOR    / / ABSTAIN
Stuart Leiderman      / / FOR    / / ABSTAIN
Julia Aryeh           / / FOR    / / ABSTAIN
Howard B. Katz        / / FOR    / / ABSTAIN
David Abel            / / FOR    / / ABSTAIN

1. APPROVAL of an amendment to our Certificate of Incorporation to effect a 1-for-5 reverse split of our common stock.
        / /  FOR              / /  AGAINST         / /  ABSTAIN

2. APPROVAL of an amendment to our Certificate of Incorporation to change our name to StyleSite Marketing, Inc.
        / /  FOR              / /  AGAINST         / /  ABSTAIN

3. APPROVAL of an amendment to our Certificate of Incorporation to increase the maximum size of our Board of Directors from seven members to nine.
        / /  FOR              / /  AGAINST         / /  ABSTAIN

4. APPROVAL of the increase in the number of shares reserved for future issuance under our November 1996 Stock Option Plan from 1,500,000 to 2,500,000.
        / /  FOR              / /  AGAINST         / /  ABSTAIN

5. RATIFY BDO Seidman, LLP as our independent certified public auditors for the next fiscal year.

        / /  FOR              / /  AGAINST         / /  ABSTAIN

6.  APPROVAL of the conversion and exchange offer to our preferred stockholders.

        / /  FOR              / /  AGAINST         / /  ABSTAIN

                                   (continued, and to be signed on reverse side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned holder of voting shares. If no direction is given, this proxy will be voted FOR each of the directors nominated above and each of the proposals and in the discretion of said proxy on any other matter which may come before the meeting or any adjournments thereof.

                                          Dated:                       , 1999
                                                -----------------------


                                          -----------------------------------
                                                    Signature

                                          -----------------------------------
                                             Signature, if held jointly

                                          NOTE: When voting shares are held
                                          by joint tenants, both should sign.
                                          When signing as attorney, executor,
                                          administrator, trustee, custodian,
                                          guardian or corporate officer,
                                          please give your full title as
                                          such. If a corporation, please sign
                                          full corporate name by authorized
                                          officer. If a partnership, please
                                          sign in partnership name by
                                          authorized person.

              PLEASE FILL IN, DATE, SIGN AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.